Contact:   Michael E. DeHaan
           Chairman, President & CEO
           773.239.6000

                          CHESTERFIELD FINANCIAL CORP.
                         REPORTS FOURTH QUARTER EARNINGS
                           DECLARES QUARTERLY DIVIDEND

CHICAGO, Illinois, July 30, 2004 - Chesterfield Financial Corp. (NASDAQ: CFSL), the parent company of Chesterfield Federal Savings and Loan Association of Chicago, today reported net income of $398,000, or $0.11 diluted earnings per share for the quarter ended June 30, 2004, compared to net income of $583,000, or $0.16 diluted earnings per share for the quarter ended June 30, 2003. Net income for the year ended June 30, 2004 was $2.0 million, or $0.55 diluted earnings per share, compared to net income of $2.8 million, or $0.77 diluted earnings per share for the year ended June 30, 2003.

On June 5, 2004, the Company and MAF Bancorp, Inc. (NASDAQ: MAFB) jointly announced that their respective boards of directors approved a definitive agreement under which the Company will be merged with MAF. Pursuant to the merger agreement, MAF will purchase each share of Chesterfield common stock for a fixed price of $31.50, payable 65% in cash and 35% in MAF common stock. The transaction has a value of $128.5 million in the aggregate, including cash payments for the cancellation of stock options. The transaction is subject to customary closing conditions, regulatory approvals and the approval of the Company's stockholders.

On July 20, 2004, the Board of Directors of the Company declared a quarterly dividend of $0.08 per share, to be paid on September 1, 2004, to stockholders of record as of August 13, 2004.

Comparison of Operating Results for the Quarters Ended June 30, 2004 and 2003

Total interest income decreased by $446,000, or 12.0%, to $3.3 million for the quarter ended June 30, 2004, from $3.7 million for the quarter ended June 30, 2003. A decrease in yield on interest-earning assets to 3.88%, from 4.26% for the same quarter last year, and a reduction of $11.3 million in interest earning assets contributed to the decline in interest income. The average balance of securities for the quarter ended June 30, 2004, increased $10.0 million from the average balance for the quarter ended June 30, 2003, while the average balance of loans receivable decreased $7.9 million and the average balance of interest earning deposits and federal funds decreased $14.6 million.

Interest expense on deposits decreased by $263,000, or 21.9%, to $940,000 for the quarter ended June 30, 2004, from $1.2 million for the same period in 2003. The decrease was primarily attributable to reductions in deposit rates paid, with the average cost of funds decreasing to 1.34% for the current period, from 1.70% for the same period last year, combined with a $2.8 million decrease in the average balances of deposit accounts.

Net interest income decreased by $183,000, or 7.3%, to $2.3 million for the quarter ended June 30, 2004, from $2.5 million for the same period in 2003. The net interest rate spread decreased two (2) basis points, to 2.54% in 2004, from 2.56% in 2003, while the net interest margin decreased 12 basis points, to 2.76% in 2004, from 2.88% in 2003. The ratio of average interest-earning assets to average interest-bearing liabilities was 120.4% in 2004, compared to 123.2% in 2003.

Total non-interest income decreased $90,000, or 14.2%, to $544,000 for the quarter ended June 30, 2004, compared to $634,000 for the same period in 2003, primarily due to an $85,000 decrease in insurance commissions generated by the Association's insurance subsidiary, Chesterfield Insurance Services LLC ("CIS").

Total non-interest expense increased $29,000, or 1.3%, for the quarter ended June 30, 2004, compared to the quarter ended June 30, 2003. Salaries and employee benefits increased $68,000, or 4.7%, for the quarter ended June 30, 2004, compared to the quarter ended June 30, 2003, and included a $35,000 increase in Employee Stock Ownership Plan ("ESOP") expense based on the increased market value of the Company's common stock. The annualized ratio of non-interest expense to average assets was 2.47% in 2004, compared to 2.43% in 2003 and the Company's efficiency ratio was 77.8% for the current quarter, compared to 70.2% for the same period last year.

The provision for income taxes of $241,000 for the quarter ended June 30, 2004, resulted in an effective tax rate of 37.7%, compared to a provision of $358,000 and a 38.0% effective tax rate for the same quarter last year.

The Company's return on average assets for the quarter ended June 30, 2004, was 0.44%, compared to 0.64% for the quarter ended June 30, 2003. Return on average equity for the current quarter was 2.15%, compared to 3.23% for the same quarter last year.

Comparison of Operating Results for the Years Ended June 30, 2004 and 2003

Total interest income decreased by $2.4 million, or 15.2%, to $13.6 million for the year ended June 30, 2004, from $16.0 million for the year ended June 30, 2003. A decrease in yield on interest-earning assets to 3.94% for the year ended June 30, 2004, from 4.62% for the same period last year, and a $13.8 million decrease in the average balance of loans receivable contributed to the decline in interest income. The average balance of securities for the year ended June 30, 2004, increased $4.3 million from the average balance for the year ended June 30, 2003, while the average balance of interest-earning deposits and federal funds sold increased $6.2 million.

Interest expense on deposits decreased by $1.7 million, or 29.8%, to $3.9 million for the year ended June 30, 2004, from $5.6 million for the same period in 2003. The decrease was primarily attributable to reductions in deposit rates paid, with the average cost of funds decreasing to 1.40% for the current year, from 2.00% for the prior year.

Net interest income decreased by $757,000, or 7.3%, to $9.7 million for the year ended June 30, 2004, from $10.4 million for 2003. The net interest rate spread decreased eight (8) basis points, to 2.54% in 2004, from 2.62% in 2003, while the net interest margin decreased 20 basis points, to 2.80% in 2004, from 3.00% in 2003. The ratio of average interest-earning assets to average interest-bearing liabilities was 122.4% for the year ended June 30, 2004, compared to 123.8% for the same period last year.

Total non-interest income decreased $227,000, or 8.0%, to $2.6 million for the year ended June 30, 2004, from $2.8 million for the same period in 2003. Insurance commissions generated by CIS decreased $300,000, or 12.1% to $2.2 million in 2004, compared to $2.5 million in 2003. The primary cause for this decrease was the loss of renewal commissions due to renewed competition and lower pricing in the commercial and condominium association insurance underwriting business. Other non-interest income increased $69,000, or 78.4%, to $157,000 for the year ended June 30, 2004, compared to $88,000 for the year ended June 30, 2003. Other non-interest income was offset by a $14,000 loss on the Company's equity investment in a community development project for the year ended June 30, 2004, and by a loss of $105,000 on the same project in 2003.

Total non-interest expense decreased $47,000, or 0.5%, to $9.1 million for the years ended June 30, 2004 and 2003. Salaries and employee benefits increased $147,000, or 2.5%, and included an $82,000 increase in ESOP expense due to the increased fair value of shares released to participants. Insurance agency bad debt expense decreased $184,000, to $18,000 in fiscal 2004 compared to $202,000 in fiscal 2003, primarily as the result of a $194,000 provision for an insurance premium receivable from a long-term commercial client of CIS during 2003. Other miscellaneous expenses increased $38,000, or 3.0%, to $1.3 million for the years ended June 30, 2004 and 2003. The annualized ratio of non-interest expense to average assets was 2.49% in 2004, compared to 2.52% in 2003, and the Company's efficiency ratio was 73.9% for 2004, compared to 68.8% for 2003.

The provision for income taxes of $1.2 million for the year ended June 30, 2004 resulted in an effective tax rate of 37.8%, compared to a provision of $1.6 million and a 37.3% effective tax rate for the same period last year.

The Company's return on average assets for the year ended June 30, 2004, was 0.55%, compared to 0.77% for the same period last year. Return on average equity for the year was 3.60%, compared to 3.82% for the same period last year.

Comparison of Financial Condition at June 30, 2004 and 2003

At June 30, 2004, total assets were $362.2 million, a decrease of $6.7 million, or 1.8%, compared to $368.9 million at June 30, 2003. Cash and cash equivalents decreased $1.2 million, or 0.9%, to $140.4 million at June 30, 2004, compared to $141.6 million at June 30, 2003. Securities decreased $1.6 million, or 3.0%, to $51.3 million at June 30, 2004, compared to $52.9 million at June 30, 2003.

Loans receivable at June 30, 2004 were $145.4 million, down $4.7 million, or 3.1%, compared to $150.0 million at June 30, 2003. The Company's non-performing loans were $360,000, or 0.25% of loans receivable as of June 30, 2004, compared to $258,000, or 0.17% of loans receivable as of June 30, 2003. The $1.3 million allowance for losses on loans was 0.90% of loans receivable as of June 30, 2004, compared to 0.87% as of June 30, 2003.

Accrued expenses and other liabilities decreased $5.8 million in fiscal 2004, primarily due to settlement of a $5.1 million securities purchase pending on June 30, 2003. Total deposits at June 30, 2004, were $280.1 million, down $2.1 million, or 0.7%, compared to $282.2 million at June 30, 2003.

Total stockholders' equity as of June 30, 2004 was $74.8 million, or 20.6% of total assets, compared to $73.3 million, or 19.9% of total assets at June 30, 2003. At June 30, 2004, there were 3,875,521 common shares outstanding with a book value of $19.29 per share, compared to 3,879,558 shares with a book value of $18.90 at June 30, 2003.

This news release contains forward-looking statements that are subject to numerous assumptions, risk and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: (1) developments in general economic conditions, including interest rate and currency fluctuations, market fluctuations and perceptions, and inflation; (2) changes in the economy which could materially change anticipated credit quality trends and the ability to generate loans and deposits; (3) a failure of the capital markets to function consistently within customary levels; (4) a delay in or an inability to execute strategic initiatives designed to grow revenues and/or manage expenses; (5) legislative developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the industry; (6) changes in the competitive environment for financial services organizations and the Company's ability to adapt to such changes.

MAF has filed a registration statement containing a preliminary proxy statement/prospectus and other documents regarding its proposed transaction with Chesterfield Financial Corp. with the Securities and Exchange Commission.
CHESTERFIELD SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT MAF AND CHESTERFIELD, AND THE PROPOSED TRANSACTION. When available, copies of the proxy statement/prospectus will be mailed to Chesterfield shareholders, and it and other documents filed by MAF or Chesterfield with the SEC may be obtained free of charge at the SEC's website at http://www.sec.gov, or by directing a request to MAF at 55th Street & Holmes Avenue, Clarendon Hills, IL 60514 or Chesterfield at 10801 S. Western Avenue, Chicago, IL 60643.

Chesterfield and its directors, executive officers and certain other members of management and employees may be soliciting proxies from their stockholders in favor of the proposed merger. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Chesterfield's stockholders in connection with the proposed merger is set forth in Chesterfield's proxy statement filed with the SEC on October 17, 2003 relating to its annual meeting of stockholders held on November 18, 2003.
Additional information is set forth in the preliminary proxy statement/prospectus on file with the SEC.

CHESTERFIELD FINANCIAL CORP.
CONSOLIDATED CONDENSED BALANCE SHEETS (unaudited)
Dollars in thousands, except per share data

                                                                                             June 30,     June 30,
Assets                                                                                         2004         2003
------------------------------------------------------------------------------------------------------------------
Cash and due from financial institutions                                                    $  18,121    $   8,843
Interest-earning deposits                                                                     121,518      127,994
Federal funds sold                                                                                800        4,800
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                     140,439      141,637
Securities available-for-sale                                                                  35,733       26,822
Securities held-to-maturity                                                                    15,600       26,117
Loans receivable, net of allowance for loan losses of $1,303 at
     June 30, 2004 and $1,304 at June 30, 2003                                                145,358       150,02
Federal Home Loan Bank stock                                                                   19,792       18,563
Premises and equipment                                                                          2,113        2,415
Goodwill                                                                                          452          452
Accrued interest receivable and other assets                                                    2,754        2,881
------------------------------------------------------------------------------------------------------------------


Total assets                                                                                $ 362,241    $ 368,909
==================================================================================================================

Liabilities and Stockholders' Equity
------------------------------------------------------------------------------------------------------------------
Liabilities

Deposits                                                                                    $ 280,095    $ 282,175
Advance payments by borrowers for taxes and insurance                                           1,991        2,203
Accrued expenses and other liabilities                                                          5,380       11,222
------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                             287,466      295,600

Stockholders' Equity
Preferred stock, $.01 par value per share, 1,000,000 shares authorized, no shares issued
     and outstanding                                                                               --           --
Common stock, $.01 par value per share, 7,000,000 shares authorized; 4,304,738 shares issued; and 3,875,521 and 3,879,558 shares outstanding at June 30, 2004 and June 30,
     2003, respectively                                                                            43           43
Additional paid-in capital                                                                     42,791       42,398
Retained earnings                                                                              44,160       43,263
Unearned ESOP shares                                                                           (2,625)      (2,833)
Unearned RRP shares                                                                            (1,388)      (1,941)
Treasury stock, at cost                                                                        (7,891)      (7,797)
Accumulated other comprehensive income                                                           (315)         176
------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                     74,775       73,309
------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity
                                                                                            $ 362,241    $ 368,909
------------------------------------------------------------------------------------------------------------------

CHESTERFIELD FINANCIAL CORP.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (unaudited)
Dollars in thousands, except per share data


                                                             For the three months          For the year
                                                               ended June 30,             ended June 30,
----------------------------------------------------------------------------------------------------------
                                                            2004         2003         2004          2003
----------------------------------------------------------------------------------------------------------
Interest income and dividend income
Loans, including fees                                    $  2,178     $  2,551      $  9,088     $ 10,894
Securities                                                    492          509         2,078        2,677
Interest-earning deposits                                     314          352         1,161        1,364
Federal Home Loan Bank stock dividends                        289          291         1,229        1,005
Other interest income                                           3           19            40           87
---------------------------------------------------------------------------------------------------------
Total interest and dividend income                          3,276        3,722        13,596       16,027
Interest expense on deposits                                  940        1,203         3,946        5,620
---------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses        2,336        2,519         9,650       10,407
Provision for loan losses                                    --           --            --           (275)
---------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses         2,336        2,519         9,650       10,682
Non-interest income
Insurance commissions                                         440          525         2,182        2,482
Service charges on deposit accounts                            65           66           275          271
Other                                                          39           43           157           88
---------------------------------------------------------------------------------------------------------
Total non-interest income                                     544          634         2,614        2,841
Non-interest expense
Salaries and employee benefits                              1,510        1,442         6,008        5,861
Occupancy                                                     194          200           789          794
Equipment                                                     100          112           404          458
Data processing                                               105           98           397          384
Federal deposit insurance                                      33           33           130          132
Insurance agency bad debt expense                               5          (15)           18          202
Other                                                         294          342         1,318        1,280
---------------------------------------------------------------------------------------------------------
Total non-interest expense                                  2,241        2,212         9,064        9,111
---------------------------------------------------------------------------------------------------------
Income before income taxes                                    639          941         3,200        4,412
Income tax expense                                            241          358         1,211        1,646
---------------------------------------------------------------------------------------------------------
Net income                                               $    398     $    583      $  2,766     $  1,989
---------------------------------------------------------------------------------------------------------
Basic earnings per share                                 $   0.11     $   0.17      $   0.57     $   0.78
---------------------------------------------------------------------------------------------------------
Diluted earnings per share                               $   0.11     $   0.16      $   0.55     $   0.77
---------------------------------------------------------------------------------------------------------
Dividends per share                                      $   0.08     $   0.06      $   0.32     $   0.17
---------------------------------------------------------------------------------------------------------

CHESTERFIELD FINANCIAL CORP.
FINANCIAL HIGHLIGHTS (unaudited)
Dollars in thousands, except share and per share data

                                                                  June 30,        June 30,
                                                                    2004            2003
                                                              -------------------------------
Selected Financial Highlights:
-----------------------------
     Total assets                                              $  362,241         $  368,909
     Interest-earning assets                                      338,801            354,318
     Loans receivable, net                                        145,358            150,022
     Deposits                                                     280,095            282,175
     Non-performing loans                                             360                258
     Allowance for loan losses                                      1,303              1,304
     Total stockholders' equity                                    74,775             73,309
     Shares outstanding - actual number                         3,875,521          3,879,558
     Book value per share                                      $    19.29         $    18.90

Asset Quality Ratios:
--------------------
     Non-performing loans to loans receivable, net                   0.25%              0.17%
     Allowance for loan losses to non-performing loans               3.62x              5.05x
     Allowance for loan losses to loans receivable, net              0.90%              0.87%



                                                      -----------------------------------------------------
                                                      For the three months ended          For the year
                                                               June 30,                  ended June 30,
                                                      -----------------------------------------------------
                                                          2004           2003        2004            2003
                                                      -----------------------------------------------------
Selected Operating Ratios (1):
     Return on average assets                               0.44%         0.64%         0.55%         0.77%
     Return on average equity                               2.15%         3.23%         2.70%         3.82%
     Interest rate spread                                   2.69%         2.56%         2.54%         2.62%
     Net interest margin                                    2.76%         2.88%         2.80%         3.00%
      Average interest-earning assets to average
        interest-bearing liabilities                      120.38%       123.17%       122.36%       123.78%
     Non-interest expense to average assets                 2.47%         2.43%         2.49%         2.52%
     Efficiency ratio                                      77.81%        70.16%        73.91%        68.77%

Stock price information:
      High                                            $    31.25    $    21.70    $    31.25    $    21.70
     Low                                                   26.27         20.10         21.01         17.70
     Close                                                 31.00         21.15         31.00         21.15



(1) Quarterly ratios annualized.


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